Exhibit 99.1

GLAXOSMITHKLINE TO ACQUIRE PRAECIS PHARMACEUTICALS

London, UK. and Waltham, MA — 21 December, 2006 — GlaxoSmithKline plc (GSK) and  PRAECIS PHARMACEUTICALS INCORPORATED (Nasdaq: PRCS) announced today execution of a definitive agreement providing for GSK to acquire all outstanding shares of PRAECIS’ common stock for a cash purchase price of US $5.00 per share or a total of approximately $54.8 million for the entire equity interest of PRAECIS.

“PRAECIS has created novel therapeutic programs and innovative chemical-synthesis and screening technology that will complement our own discovery capabilities,” said Allen Oliff, Senior Vice President, Molecular Discovery Research, GSK.

Kevin F. McLaughlin, PRAECIS’ President and Chief Executive Officer, stated, “We are pleased to announce this transaction which culminates a process initiated and directed by our Board to enhance and realize value for our stockholders.”

The acquisition will be effected by means of a cash tender offer by a wholly owned subsidiary of GSK for all of the outstanding shares of PRAECIS, at a cash purchase price of $5.00 per share, followed by a second-step merger in which any untendered PRAECIS shares would be acquired at the same price per share.  The acquisition is subject to certain conditions, including the tender of a majority of the shares of PRAECIS common stock, and other customary conditions.  The transaction has been approved by GSK and by the board of directors of PRAECIS. GSK and PRAECIS expect the tender offer to be commenced in early January 2007 and to close in the first quarter of 2007.

Canaccord Adams Inc. served as financial advisor to PRAECIS in this transaction.

About GlaxoSmithKline plc

GlaxoSmithKline plc — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer.  For company information including a copy of this announcement and details of the company’s updated product development pipeline, visit GSK at www.gsk.com.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on utilizing its proprietary technologies for the discovery and development of novel compounds that have the potential to address unmet medical needs or improve existing therapies. PRAECIS has a novel MetAP-2 inhibitor, PPI-2458, in clinical development for cancer indications, including non-Hodgkin’s lymphoma and solid tumors, an innovative drug discovery technology, DirectSelect™, which enables the generation and practical use of ultra-large libraries for the discovery of orally active compounds for drug development, and a research and development program aimed at identifying one or more selective S1P-1 agonist compounds to advance into clinical testing.

Cautionary statement regarding forward-looking statements

Under the safe harbour provisions of the US Private Securities Litigation Reform Act of 1995, investors are cautioned that any forward-looking statements or projections made by GSK or PRAECIS, including those made in this press release, are subject to risks and uncertainties that may cause actual results or events to differ materially from those projected or anticipated. These statements are based on GSK’s and PRAECIS’ current expectations and beliefs. Actual results or events could differ materially from the results or anticipated events implied by these statements. Factors that may cause or contribute to such differences include: the risk that the conditions to the closing of the tender offer or the merger set forth in the merger agreement will not be satisfied; changes in both companies’ businesses during the period between now and the closing; obtaining regulatory approvals if required for the transaction; the successful integration of PRAECIS into GSK’s business subsequent to the closing of the acquisition; the ability to retain key management and technical personnel of PRAECIS; other risks described in PRAECIS’ report on Form 10-Q for its fiscal quarter ended September 30, 2006 filed with the Securities and Exchange Commission (SEC) on November 9, 2006; and other factors described in GSK’s Annual Report 2005 under ‘Risk Factors’ in the ‘Operating and Financial Review and Prospects’. PRAECIS and GSK are under no obligation to (and expressly disclaim any such obligation to) update or alter their forward-looking statements whether as a result of new information, future events or otherwise.

The tender offer described in this announcement has not yet been commenced.  This announcement and the description contained herein is neither an offer to purchase nor a solicitation of an offer to sell shares of PRAECIS.  At the time the tender offer is commenced, GSK and its wholly-owned subsidiary intend to file a Tender Offer Statement on Schedule TO containing an offer to purchase, forms of letters of transmittal and other documents relating to the tender offer, and PRAECIS intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.  GSK, its wholly owned subsidiary and PRAECIS intend to mail these documents to the stockholders of PRAECIS.  These documents will contain important information about the tender offer and stockholders of PRAECIS are urged to read them carefully when they become available. Stockholders of PRAECIS will be able to obtain a free copy of these documents (when they become available) and other documents filed by PRAECIS or GSK with the SEC at the website maintained by the SEC at www.sec.gov.  In addition, stockholders will be able to obtain a free copy of these documents (when they become available) from GSK by contacting GSK at One Franklin Plaza (FP 2355), 200 N. 16th Street, Philadelphia, Pennsylvania 19102, attention: Corporate Legal, or from PRAECIS by contacting PRAECIS at 830 Winter Street, Waltham, Massachusetts 02451, attention: Investor Relations.

CONTACT:	PRAECIS PHARMACEUTICALS INCORPORATED
Edward C. English, 781-795-4320
Vice President, Chief Financial Officer and Treasurer
ted.english@praecis.com

or

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